Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2016, relating to the consolidated financial statements of Lantheus Holdings, Inc. appearing in the Annual Report on Form 10-K of Lantheus Holdings, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 31, 2016